State of Delaware
Secretary of State
Division of Corporations
Filed 09:00 A.M. 09/07/1999
991371614 - 0772887

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                          RENU-U INTERNATIONAL, INC.

     Renu-U International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

     DOES HEREBY CERTIFY:

     FIRST:      The name of the Corporation is Renu-U International, Inc.;

     SECOND: The following amendment was adopted by the Board of Directors and the majority stockholder of the corporation on July 16, 1999, in the manner prescribed by Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware.

                 RESOLVED, that the corporation change its name to "ColorMax Technologies, Inc."; and

                 FURTHER, RESOLVED, that such amendments take effect at the close of business on September 7, 1999.

     THIRD: This amendment does not provide for any exchange, reclassifi-cation or cancellation of issued shares.

     IN WITNESS WHEREOF, Renu-U International, Inc. has caused this Certificate to be signed by Donald H. Hansen, O.D., its President, and attested by Julie Kim, its Secretary, this 1st day of September, 1999.

                                   RENU-U INTERNATIONAL, INC.



                                   By: /s/ Donald H. Hansen, O.D.
                                   ---------------------------------------
                                    Donald H.  Hansen, O.D., President


ATTEST:

By: /s/ Julie Kim
Julie Kim, Secretary

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